                                                                   EXHIBIT 2.2



                          PURCHASE AND SALE AGREEMENT



                                    BETWEEN

                               ESSO EGYPT LIMITED

                                      AND

                           SEAGULL ENERGY CORPORATION





                              DATED July 22, 1996

                              TABLE OF CONTENTS

Article                                    Subject                                                      Page
- -------                                    -------                                                      ----
  I          The Purchase and Sale                                                                         1
             1.1     Purchase and Sale of Assets                                                           1
             1.2     Purchase Price and Payment                                                            2
             1.3     Purchase Price Reduction                                                              2
             1.4     Payment of Taxes and Other Charges                                                    3
             1.5     Assumption of Obligations                                                             3
             1.6     Second Extension to the Exploration Period                                            3

  II         Representation and Warranties of Seller                                                       3
             2.1     Concession in Good Standing                                                           4
             2.2     Authorization of Agreement                                                            4
             2.3     No Conflicts                                                                          4
             2.4     Consents                                                                              4
             2.5     Schedule of Assets to be Sold                                                         5
             2.6     No Material Adverse Change                                                            5
             2.7     Patents, Trademarks and Copyrights                                                    5
             2.8     Permits                                                                               5
             2.9     Commitments                                                                           5
             2.10    Litigation/Audit/Investigation                                                        6
             2.11    Title to Properties, Absence of Encumbrances                                          6
             2.12    Employees                                                                             6
             2.13    Environmental Matters                                                                 7
             2.14    Regulatory Compliance                                                                 7
             2.15    Recoverable Costs                                                                     7
             2.16    Brokerage; Payments                                                                   7
             2.17    Inventory                                                                             8
             2.18    Wells                                                                                 8
             2.19    Concession-Basis Financial Statements                                                 8
             2.20    Organization and Good Standing                                                        8
             2.21    Period of Validity                                                                    8

  III        Representations, Warranties and Acknowledgments of
             Purchaser                                                                                     9
             3.1     Organization and Good Standing                                                        9
             3.2     Authorization of Agreement                                                            9
             3.3     No Conflicts                                                                          9

             3.4     Brokerages/Payments                                                                   9
             3.5     Consents                                                                              9
             3.6     No Lawsuits                                                                          10
             3.7     Investment Representation                                                            10
             3.8     Financing                                                                            10
             3.9     Acknowledgments                                                                      10
             3.10    Material Factor                                                                      12
             3.11    Continuing Validity                                                                  12
             3.12    Use of Seller's Name                                                                 12

  IV         Covenants of Seller                                                                          12
             4.1     Access to Documents; Opportunity to Ask Questions                                    13
             4.2     Maintain the Assets                                                                  13
             4.3     Conduct of Seller Prior to Closing                                                   13
             4.4     Conditions Precedent                                                                 13
             4.5     Environmental Audit                                                                  14

  V          Covenants of Purchaser                                                                       14
             5.1     Conditions Precedent                                                                 14
             5.2     Confidentiality                                                                      14

  VI         Conditions Precedent to Closing                                                              15
             6.1     Conditions Precedent to Purchaser's Obligation                                       15
             6.2     Conditions Precedent to Seller's Obligation                                          16
             6.3     Expedited Arbitration for Claim of Pre-Closing
                     Material Breach                                                                      18

  VII        Closing; Termination of Agreement                                                            19
             7.1     Closing                                                                              19
             7.2     Termination                                                                          20

  VIII       Deliveries at Closing and Actions to be Taken at or
             Subsequent to Closing                                                                        20
             8.1     Deliveries at Closing                                                                20
             8.2     Actions to be Taken at or Subsequent to Closing                                      21
             8.3     Removal of Seller's Name                                                             21
             8.4     Return of Seller's Proprietary Materials                                             22
             8.5     Confidential Information                                                             22
             8.6     Certain Litigation and Claims                                                        23

  IX         Insurance, Indemnification and Related Matters                                               24
             9.1     Insurance                                                                            24
             9.2     Indemnification                                                                      25
             9.3     Seller Deductible                                                                    26
             9.4     Survival of Indemnity Obligations                                                    26
             9.5     Notice of Indemnification                                                            26
             9.6     Indemnification Procedure for Third-Party Claims                                     26
             9.7     Definitions                                                                          27
             9.8     No Brokers                                                                           27
             9.9     Inducement to Seller                                                                 28

  X          General                                                                                      28
             10.1    Specific Performance                                                                 28
             10.2    Notices                                                                              28
             10.3    Amendments                                                                           29
             10.4    Entire Agreement                                                                     29
             10.5    Successors and Assigns                                                               30
             10.6    Headings                                                                             30
             10.7    Applicable Law; Arbitration; Submission to Jurisdiction;
                     Consent to Service of Process                                                        30
             10.8    Expenses                                                                             31
             10.9    Severability                                                                         31
             10.10   Public Announcements                                                                 31
             10.11   Counterparts                                                                         32
             10.12   Books and Records; Personnel                                                         32
             10.13   No Admission                                                                         32
             10.14   Interaffiliate Agreements                                                            33
             10.15   No Third-Party Beneficiaries                                                         33
             10.16   Schedules                                                                            33
             10.17   Includes                                                                             33
             10.18   Not to be Construed Against Draftor                                                  33
             10.19   Execution by the Parties                                                             33

  XI         Definitions                                                                                  34
             11.1    Affiliate                                                                            34
             11.2    Assets                                                                               34
             11.3    Authorizations                                                                       34
             11.4    Basket Losses                                                                        34
             11.5    Business Day                                                                         34
             11.6    Claims                                                                               34

             11.7    Closing                                                                              34
             11.8    Closing Date                                                                         34
             11.9    Closing Site                                                                         34
             11.10   Concession                                                                           34
             11.11   Confidential EEL Information/Confidential Affiliate Information                      34
             11.12   Disclosure Schedule                                                                  34
             11.13   EEL                                                                                  34
             11.14   Effective Date                                                                       34
             11.15   EGPC                                                                                 34
             11.16   EOIC                                                                                 34
             11.17   EOIC Letter                                                                          34
             11.18   Inventory                                                                            35
             11.19   Letter of Credit                                                                     35
             11.20   Liabilities                                                                          35
             11.21   Purchaser                                                                            35
             11.22   Schedule of Assets to be Sold                                                        35
             11.23   Seller                                                                               35
             11.24   Right of Defense                                                                     35
             11.25   U. S. $                                                                              35



Attachments -

         Disclosure Schedule
                 Attachment A - Schedule of Assets to be Sold
                 Attachment B - Data Inventory and Other Information Attachment C - Deed of Assignment
         Attachment D - EOIC Letter
         Attachment E - Irrevocable Letter of Credit

                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is entered into by and between ESSO EGYPT LIMITED, a Bahamian corporation ("Seller"), and SEAGULL ENERGY CORPORATION, a Texas corporation ("Purchaser"), and is effective on the Effective Date.

                              W I T N E S S E T H:

         WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller Seller's assets and assume certain obligations related to the "Concession Agreement for Petroleum Exploration and Exploitation between The Arab Republic of Egypt and The Egyptian General Petroleum Corporation and Esso Egypt Limited in South Hurghada Onshore Area" dated July 27, 1991 and issued by Egyptian Law No. 208.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE I
                             THE PURCHASE AND SALE


1.1      PURCHASE AND SALE OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase and accept assignment and transfer from Seller, on the Closing Date, the following assets:

         (a) the Concession, including recovery of all past costs recoverable as described in Articles IV(f) and VII and the Accounting Procedure of the Concession ("Recoverable Costs");

         (b) various machinery, equipment, tubulars, and other tangible property referred to in the Schedule of Assets to be Sold contained in the Disclosure Schedule ("Inventory");

         (c)     permits and licenses related to the Concession; and

         (d)     the Contracts (as defined in Section 2.9 below).

         Specifically excluded from the Assets are cash, cash deposits (other than leasehold deposits), other cash equivalent investments, insurance policies and security bonds.

         If within two (2) years after the Closing Date Purchaser shall be advised by an applicable governmental authority or reasonably consider that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in Purchaser (or its assignee), its right, title or interest in, to or under any of the Assets, Seller or its successor (as appropriate) shall execute and deliver all such deeds, bills of sale, assignments and assurances and do all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm Purchaser's (or its assignee's) right, title or interest in, to or under any of the Assets.

1.2      PURCHASE PRICE AND PAYMENT

         (a) Purchaser shall pay to Seller a total aggregate price of Four Million Five Hundred Thousand United States Dollars (U.S. $4,500,000.00), less any purchase price reduction in accordance with Section 1.3 below, on the Closing Date. Purchaser's payment shall be effected by providing to Seller an irrevocable letter of credit ("Letter of Credit") in the form of Attachment E hereto.

1.3      PURCHASE PRICE REDUCTION

         (a) If within sixty (60) days after the Effective Date Purchaser discovers that:

                 (i) Seller does not possess all Authorizations (as defined in Section 2.13(a)) or is in violation of the terms of any Authorizations or any Egyptian laws or regulations relating to pollution control or the protection of the environment or (ii) there is any liability of Seller to any non-governmental third party in tort or otherwise in connection with any release of any hazardous substances, solid wastes, petroleum, petroleum products, or oil and gas exploration and production wastes into the environment as a result of or with respect to Seller's operation of the Concession;

then, to the extent that any such matter does not breach a representation or warranty of Seller set forth in Article II and Purchaser provides Seller (A) a preliminary, summary notice as soon as practicable and (B) a complete, follow-up notice within ten (10) days of its discovery, the purchase price will be reduced by an amount representing the reduction in the value of the Concession attributable to the matter as mutually agreed by Purchaser and Seller for each matter that satisfies the foregoing conditions. Purchaser's follow-up notice must specifically identify and provide specific descriptions and evidence of the matter and its associated reduction in value.

         (b) If the parties cannot agree, after negotiating in good faith for a period of ten (10) days, (i) that a particular matter satisfies the conditions of Paragraph (a) above or (ii) on the amount by which the purchase price will be reduced for a particular matter, then such dispute shall be referred to a single commercial arbitrator in Houston, Texas, who shall be appointed within five (5) business days but otherwise in accordance with (and such arbitration shall be conducted in accordance with) the provisions of
Section 10.7.

         (c) Notwithstanding the foregoing provisions of this Section 1.3, there shall be no purchase price reduction for any matter for which the associated reduction in the value of the Concession, as mutually agreed or determined by arbitration, is less than U. S. $50,000.00 and furthermore, in lieu of any purchase price reduction, Seller may elect to promptly and reasonably remedy the relevant matter before Closing, or, if the aggregate resulting reduction for all matters under this provision and the similar provision contained in Section 4 of Annex A of that certain Stock Purchase Agreement by and between Exxon Corporation and Purchaser dated July 22, 1996 (the "Stock Purchase Agreement") would exceed U.
S. $7,500,000.00, Seller may elect to terminate this Agreement.

1.4      PAYMENT OF TAXES AND OTHER CHARGES

         Purchaser shall pay, on the Closing Date or, if due thereafter promptly when due, all transfer taxes, sales taxes, stamp taxes, and any other taxes (other than income taxes payable by Seller) payable in connection with the transactions contemplated hereby up to a maximum of U. S. $50,000. Seller and Purchaser shall mutually agree to the appropriate allocation between the parties of any such taxes in excess of U. S. $50,000; provided that in no event shall Purchaser be required to pay any such taxes in an amount in excess of U.
S. $100,000.

1.5      ASSUMPTION OF OBLIGATIONS

         Effective the Closing Date, Purchaser shall assume and thereafter pay, perform or discharge, all of the obligations and liabilities relating to the Assets, including but not limited to those described in the Disclosure Schedule and the obligation described in Section 1.6 below. Notwithstanding the foregoing sentence, Purchaser shall have no obligation to assume, pay, perform or discharge the matters set forth in Section 2.10 (i) and (ii)of the Disclosure Schedule and in Sections 2.12, 2.16, 8.6, 9.2(b) and 9.8 of this Agreement.

1.6      SECOND EXTENSION TO THE EXPLORATION PERIOD

         Purchaser has requested Seller to enter into the second extension to the exploration period. In accordance with Article III(b) of the Concession, Seller submitted such notice of intent to enter the second extension period to EGPC on June 26, 1996. When Seller further advises EGPC of the corner-coordinates and map identifying the areas to be retained and the areas to be relinquished in accordance with Article V(a) of the Concession, Seller will use the corner- coordinates and map as provided by Purchaser with its bid transmittal letter dated June 6, 1996. If Closing does occur, Purchaser assumes responsibility for the costs of entering into the second extension period, including but not limited to the cost associated with and obligation to drill an additional qualifying exploration well under the Concession.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER


Seller hereby represents and warrants to Purchaser as follows:

2.1      CONCESSION IN GOOD STANDING

         The Concession was duly executed by each of the parties thereto and constitutes a legal, valid and binding Agreement. Seller has provided a true and complete copy of the Concession to Purchaser. To Seller's knowledge, the Concession is enforceable against the parties thereto in accordance with its terms. Except as set forth in Section 1.6 above and in the Disclosure
Schedule: all obligations required to be performed to date by Seller under the terms of the Concession have been performed, and no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by Seller under the Concession; except to the extent that the failure of any representation within this Section 2.1 would not have a material adverse effect on the Concession or Assets.

2.2      AUTHORIZATION OF AGREEMENT

         The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms.

2.3      NO CONFLICTS

         Subject to the terms and conditions of this Agreement, and except as set forth in Section 2.4 below, the execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby do not and will not (a) conflict with the Memorandum and Articles of Association of Seller, (b) violate any provision of any law, rule or regulation applicable to Seller, (c) violate any order, judgment or decree applicable to Seller, (d) except as may otherwise be provided for under this Agreement, result in the creation of any lien, charge or encumbrance upon the Assets; except, in the case of clauses (b), (c), and (d), violations that in the aggregate would not materially hinder or impair the transaction contemplated hereby and would not have a material adverse effect on the Concession or the Assets.

2.4      CONSENTS

         Pursuant to Article XX of the Concession Seller may not assign its rights in the Concession without the written consent of the Government of the Arab Republic of Egypt. Such approval may require Purchaser to post a bond or letter of credit satisfactory to the Government. No other consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other third party is required on the part of Seller in connection with Seller's execution, delivery, and performance of this Agreement, except to the extent failure to obtain such consents, approvals, or authorizations would not materially hinder or impair the transaction contemplated hereby and would not have a material adverse effect on the Concession, Assets, or financial condition of the Concession.

2.5      SCHEDULE OF ASSETS TO BE SOLD

         Seller has delivered to Purchaser an unaudited Schedule of Assets to be Sold of the Concession, a copy of which is included in Sections 1.1(b) and
2.5 of the Disclosure Schedule. The amounts shown in the Schedule of Assets to be Sold have been determined by generally accepted accounting principles consistently applied, except as noted on the Schedule of Assets to be Sold.

2.6      NO MATERIAL ADVERSE CHANGE

         Except as set forth in Section 2.6 of the Disclosure Schedule, there has been no material adverse change in the Concession or the Assets (including any liabilities associated therewith) since March 1, 1996, it being understood that no representation or warranty is made hereby concerning general economic conditions, the condition of the local or international oil and gas industry generally, the potential impact on the Concession of actions that have been or may be taken by competitors or governmental agencies (other than actions related solely to the Concession or the Assets), or any other condition, occurrence or other state of affairs not directly relating to the Assets, the Concession or any liabilities associated therewith.

2.7      PATENTS, TRADEMARKS AND COPYRIGHTS

         Technical assistance necessary to conduct the Concession has been provided by Affiliates of Seller. After Closing no such assistance will be provided. No patents, trademarks, trade names and/or copyrights will be transferred to Purchaser.

2.8      PERMITS

         Seller has all necessary permits, licenses, and governmental authorizations required for holding the Assets and the carrying on of the Concession, except where the failure to have any such permit, license or governmental authorization would not have a material, adverse effect upon the Concession, Assets or financial condition of the Concession. Those permits, licenses and authorizations are described in the Disclosure Schedule.

2.9      COMMITMENTS

         The Disclosure Schedule contains a complete listing of every contract or agreement relating to the exploration for, or production or transportation of oil or gas reserves or the creation of any joint venture for such purpose and all other contracts that will be transferred to Purchaser at Closing (the "Contracts"). A complete and correct copy of each of the Contracts has been furnished or made available to Purchaser. Except as disclosed herein or in the Disclosure Schedule hereto, Seller is not a party to any non-compete or similar agreement which in any way restricts the operation of the Concession.

2.10     LITIGATION/AUDIT/INVESTIGATION

         Except as set forth in Section 2.10 of the Disclosure Schedule there is no filed claim, action, lawsuit, proceeding or investigation pending or, to the knowledge of Seller, claim, action, lawsuit, proceeding, or investigation threatened in writing which might question the validity or propriety of this Agreement or the consummation of the transaction contemplated hereby or have a material, adverse effect on the Concession or the Assets. It is understood that some or all of the litigation listed in the Disclosure Schedule will not have a material, adverse effect on the Concession or the Assets and such litigation is being listed for information and for purposes of Section 8.6 below. There is no outstanding order, injunction or decree of any court or governmental agency against or naming Seller materially affecting the Concession or the Assets, except as disclosed in Section 2.10 of the Disclosure Schedule. Seller has not received notice of any pending or threatened (in writing) condemnation, taking or similar proceeding affecting any material assets owned or used by Seller.

2.11     TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES

         Subject to the provisions of Article VIII of the Concession, Seller has good and defensible title to the material properties (real and personal) and assets reflected on the Schedule of Assets to be Sold or reflected on the Disclosure Schedule, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except (i) as set forth in Section 2.11 of the Disclosure Schedule, (ii) for minor imperfections of title, if any, as are not substantial in character, amount or extent, and do not materially detract from the value or interfere with the use of the properties for the purposes for which they are presently used or otherwise materially impair business operations, (iii) liens for Taxes and general and special assessments not in default and payable without penalty or interest, (iv) liens created by or arising under contracts for the sale, purchase, exchange or processing of hydrocarbons, (v) liens created by or arising under any operating agreement, pipeline, gathering or transportation agreement or other agreement pursuant to which the Seller are otherwise subject, (vi) easements, rights-of-way, servitudes, permits, surface leases and other conditions, covenants, restrictions or rights in respect of surface operations, timber leases, pipelines, roads, highways, railways, power lines, grazing, logging, canals, ditches, and the like on, over, or in respect of any of the lands covered by the Concession, and (vii) rights reserved to or vested in any municipality, governmental, tribal, statutory or public authority to control or regulate the Seller in any manner and all applicable laws, rules and orders of any such authority (collectively, "Permitted Liens").

2.12     EMPLOYEES

         Section 2.12 of the Disclosure Schedule provides the name and position of all current Seller employees. Each such employee is employed under separate contract. Seller intends to terminate its employees and encourages Buyer to employ as many of them as possible. Seller shall retain responsibility for and pay expenses resulting from Seller's termination of its employees.

2.13     ENVIRONMENTAL MATTERS

         (a) To Seller's knowledge, except as set forth in Section 2.13 of the Disclosure Schedule, Seller has all material permits, licenses and other authorizations required under applicable Egyptian laws and regulations relating to pollution control or protection of the environment necessary for the operation of the Concession (collectively, "Authorizations").

         (b) Seller is not in violation of (i) any of the terms or conditions of any such Authorizations or (ii) any Egyptian laws or regulations relating to pollution control or the protection of the environment that would result in a material, adverse effect on the Concession or the Assets.

2.14     REGULATORY COMPLIANCE

         Seller is in compliance with all applicable permits, licenses, authorizations, laws, rules, regulations, ordinances, orders and requirements of all governmental units or political subdivisions or any agency, authority, body, board, commission, court, instrumentality, legislature or office thereof or created thereby having jurisdiction over Seller, the Assets, or the Concession, except for such failures to comply which could not reasonably be expected to have a material, adverse effect on the Concession or the Assets.

2.15     RECOVERABLE COSTS

         As of March 31, 1996, EEL had incurred cost recovery balances in the following categories (amounts are provided in U.S. $1,000 rounded to the nearest U. S. $1,000):

         (a)     Total Claimed                                U.S. $18,406

         (b)     Approved                                     U.S. $14,101

         (c)     Reclassified as Nonrecoverable               U.S. $207

         (d)     Awaiting Audit                               U.S. $949

         (e)     Pending Resolution After Initial Audit       U.S. $3,149

2.16     BROKERAGES; PAYMENTS

         Seller has not made, or committed to make, any payments in the form of
(a) consulting or other fees in violation of any statute, regulation or policy applicable to Seller; (b) commissions; or (c) brokers' or finders' fees.

2.17     INVENTORY

         The Inventory is in reasonable working condition, except for: (i) conditions that would not reasonably be expected to have a material, adverse effect on the Concession or the Assets, or (ii) ordinary wear and tear and serviceable defects incurred within the ordinary course of business.

2.18     WELLS

         All wells drilled by or on behalf of Seller pursuant to the Concession have been (a) drilled, (b) if completed, completed, (c) if operated, operated, and (d) if not completed, or completed and later abandoned, plugged and abandoned or temporarily abandoned in accordance with good oil and gas field practices and in compliance in all respects with the Concession Agreement and applicable Egyptian laws, rules, and regulations, except where any failure or violation would not have a material, adverse effect on the Concession, the Assets, or the financial condition of the Concession.

2.19     CONCESSION-BASIS FINANCIAL STATEMENTS

         Seller has delivered to Purchaser a copy of the audited
Concession-basis Financial Statements and Tax Return of EEL branch office as of December 31, 1995, certified by Afifi H. Shahani (affiliated with Price Waterhouse), independent certified accountants. These statements have been prepared in accordance with the provisions of the Concession.

2.20     ORGANIZATION AND GOOD STANDING

         Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to own its assets and carry on its business as it is now being conducted.

2.21     PERIOD OF VALIDITY

         The representations, warranties, and acknowledgments in favor of Purchaser contained in this Article II shall be valid up to and at the Closing Date after which all of Seller's warranties, acknowledgments, and representations shall expire and be merged into the Closing and Purchaser shall not be entitled to commence any action or proceeding for breach of this Article
II. Notwithstanding the immediately foregoing sentence, however, Seller's representations and warranties set forth in Sections 2.1, 2.2 and 2.10, and shall survive the Closing solely for the purposes of Section 9.2(b)(i) for the same period set forth in Section 9.4(b), without regard to any investigation by the Purchaser with respect thereto.

                                  ARTICLE III

          REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1      ORGANIZATION AND GOOD STANDING

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to own its assets and carry on its business as it is now being conducted.

3.2.     AUTHORIZATION OF AGREEMENT

         Purchaser has the corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

3.3.     NO CONFLICTS

         The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transaction contemplated hereby do not and will not (with the giving of notice or the passage of time or both) (a) conflict with the Certificate of Incorporation or By-Laws of Purchaser, (b) subject to the consent described in Section 2.4, violate any provision of any law, rule or regulation applicable to Purchaser, (c) violate any order, judgment or decree applicable to Purchaser, or (d) conflict with, or result in a breach or default under, any agreement or other instrument to which Purchaser is a party or by which it may be bound; except, in the case of clauses (b), (c) and (d) of this Section 3.3, violations that in the aggregate would not materially hinder or impair the transaction contemplated hereby.

3.4      BROKERAGES/PAYMENTS

         Purchaser has not made, or committed to make, in connection with the transaction contemplated by this Agreement, any payments in the form of (a) consulting or other fees in violation of any statute, regulation or policy applicable to Purchaser; (b) commissions; or (c) brokers' or finders' fees.

3.5      CONSENTS

         Except for the consent described in Section 2.4, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Purchaser in connection with Purchaser's execution, delivery and performance of this Agreement, except to the extent failure to have such consents, approvals, or authorizations would not materially hinder or impair the transaction contemplated hereby.

3.6      NO LAWSUITS

         There is no lawsuit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser which might question the validity or propriety of this Agreement or the consummation of the transaction contemplated hereby.

3.7      INVESTMENT REPRESENTATION

         Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder.

3.8      FINANCING

         Purchaser now has and, on Closing, will have sufficient funds available to pay the Purchase Price.

3.9      ACKNOWLEDGMENTS

         (a) EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE II HEREOF, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLES II AND IX HEREOF SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR TO ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PURCHASER (INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT (INCLUDING, BUT NOT LIMITED TO, EXXON EXPLORATION COMPANY A DIVISION OF EXXON CORPORATION AND ITS AFFILIATES) OR REPRESENTATIVE OF SELLER, INCLUDING, WITHOUT LIMITATION, ALL OF THE INFORMATION CONTAINED IN THE OFFERING SUMMARY DELIVERED TO PURCHASER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER, ITS STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS (INCLUDING, BUT NOT LIMITED TO, EXXON EXPLORATION COMPANY A DIVISION OF EXXON CORPORATION, AND ITS AFFILIATES) OR OTHER REPRESENTATIVES OF SELLER MAKE NO REPRESENTATIONS OR WARRANTIES AS TO (I) THE AMOUNT OF PETROLEUM, GAS, CONDENSATE, OR OTHER RESERVES ATTRIBUTABLE TO ANY PROPERTIES THAT THE SELLER HAVE AN INTEREST IN, OR (II) ANY GEOLOGICAL, GEOPHYSICAL, ENGINEERING, ECONOMIC, OR OTHER INTERPRETATIONS,

FORECASTS, OR EVALUATIONS, OR (III) THE CONDITION OR PRODUCIBILITY OF
RESERVOIRS.

         (b)     PURCHASER ACKNOWLEDGES AND AGREES THAT IT:

                 (1) HAS THE EXPERIENCE AND KNOWLEDGE TO EVALUATE THE BUSINESS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS OF THE SELLER AND THE INHERENT RISKS ASSOCIATED THEREWITH;

                 (2) HAS HAD ACCESS TO THE ROOMS ESTABLISHED IN FLORHAM PARK, NEW JERSEY IN WHICH CERTAIN MATERIALS RELATING TO THE ASSETS, ASSUMED LIABILITIES AND THE CONCESSION HAVE BEEN PLACED AND MADE AVAILABLE TO PROSPECTIVE PURCHASERS OF THE ASSETS (THE "DATA ROOMS") AND THE INFORMATION CONTAINED IN, OR MADE AVAILABLE OR PROVIDED WITH RESPECT TO MATERIALS CONTAINED IN, THE OFFERING SUMMARY AND HAS HAD ACCESS TO SUCH OF THE INFORMATION AND DOCUMENTS REFERRED TO IN ARTICLE II;

                 (3) IN DETERMINING TO ENTER INTO THIS AGREEMENT, PURCHASER HAS MADE ITS OWN INVESTIGATION, ANALYSIS, AND EVALUATION OF, AND BASED THEREON PURCHASER HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, AND THE ASSETS AND ASSUMED LIABILITIES (INCLUDING ITS OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THEIR INTERESTS IN THE PETROLEUM AND GAS RESERVES), LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS AND THE INHERENT RISKS ASSOCIATED THEREWITH.

         (c) PURCHASER EXPRESSLY UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ARTICLE II AND IX OF THIS AGREEMENT, PURCHASER ACCEPTS THE CONDITION OF THE ASSETS "AS IS, WHERE IS" AND WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED , AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF THE CONCESSION OR THE ASSETS. EXCEPT AS OTHERWISE PROVIDED IN
ARTICLE IX, PURCHASER RELEASES SELLER, AND ITS AFFILIATES FROM ALL COSTS, CLAIMS, LOSSES, LIABILITIES, AND DAMAGES WITH RESPECT TO THE ASSETS WHETHER CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE OF SELLER AND WHETHER ARISING FROM SELLER'S OWNERSHIP OR OPERATION OF THE ASSETS OR OTHERWISE. WITHOUT LIMITING THE PRECEDING SENTENCE, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE IX, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND WILL HOLD SELLER AND ITS AFFILIATES HARMLESS FROM ALL CLAIMS AND LIABILITIES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE

ON ACCOUNT OF OR BE CONNECTED WITH THE PHYSICAL CONDITION OF THE ASSETS.

         (d) SELLER MAKES NO WARRANTY AND EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE ACCURACY AND COMPLETENESS OF THE FILES AND OTHER INFORMATION THAT IT MAY PROVIDE PURCHASER, (EXCEPT FOR STATEMENTS MADE IN
ARTICLE II). If Purchaser determines during its review that any files or data may be incomplete or inaccurate, it will either notify Seller of its conclusions specifically and in writing not later than ten (10) days before the Closing or be deemed to have waived all complaints as to the incompleteness or inaccuracy of the files or data. For two (2) years following Closing, however, to the extent that Seller possesses information or data that was missing from the files of EEL to be transferred to Purchaser as listed in Attachment B of the Disclosure Schedule (but would properly have been included in such files in the ordinary course of EEL's business) at Closing, Seller shall provide such information or data to Purchaser if such information or data can be so provided at minimal cost and burden to Seller, such information or data is not "Confidential Affiliate Information" (as defined in Section 8.5 below), and Purchaser reimburses Seller for the cost of providing such information or data to Purchaser.

3.10     MATERIAL FACTOR

         Purchaser acknowledges that its representations, warranties, and acknowledgments in this Agreement are a material inducement to Seller to enter into this Agreement and close the sale to Purchaser.

3.11     CONTINUING VALIDITY

         The representations and warranties in favor of Seller contained in this Article III shall survive Closing.

3.12     USE OF SELLER'S NAME

         Except as provided for in Section 8.3 hereof or as is otherwise necessary for the completion of the transaction contemplated by this Agreement or to comply with the terms of the Concession (in either of which cases Purchaser will use all reasonable efforts to remove such necessity) Purchaser agrees that it will not use or operate under the trade names "Esso Egypt Limited," "EEL," "Exxon," or "Esso," or use any trademarks or service marks associated with or confusingly similar to "Esso Egypt Limited," "EEL," "Exxon," or "Esso."

                                   ARTICLE IV

                              COVENANTS OF SELLER


From and after the date hereof and until Closing, Seller hereby covenants and agrees that:

4.1      ACCESS TO DOCUMENTS; OPPORTUNITY TO ASK QUESTIONS

         Seller shall make available for inspection by Purchaser or its representatives, during normal business hours and upon reasonable prior written request, Seller's corporate records, books of account, contracts, and all other documents reasonably requested by Purchaser, its managerial, geological and geophysical employees, counsel, and auditors in order to permit Purchaser and such representatives to make reasonable inspection and examination of the Assets of Seller. Seller shall further cause its managerial, geological and geophysical employees, counsel and regular independent certified public accountants to be available upon reasonable notice to answer questions of Purchaser's representatives concerning the Assets of Seller, and shall further cause them to make available all relevant books and records in connection with such inspection and examination.

4.2      MAINTAIN THE ASSETS

         Subject to Section 1.6 Seller shall maintain the Assets up to the Closing Date, but shall in any event inform Purchaser of any losses or additions.

4.3      CONDUCT OF SELLER PRIOR TO CLOSING

         Except as expressly contemplated by this Agreement or otherwise consented to in writing by Purchaser, from and after the Effective Date and until the Closing Seller hereby covenants and agrees that:

         (a) Seller shall conduct its operations with respect to the Concession in the ordinary course of business and shall use reasonable efforts to maintain, preserve and protect the Concession and the Assets;

         (b) Seller shall not sell, lease, license or otherwise surrender, relinquish or dispose of any of the Assets;

         (c) Seller shall not agree or commit to do any of the actions prohibited under Section 4.3(b) above (subject to the exceptions and qualifications expressed therein); and

         (d) Seller shall not (i) take, or agree or commit to take, any action that would make any representation or warranty of Seller under Article II hereof inaccurate in any material respect at, or as of any time prior to, the Closing or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

4.4      CONDITIONS PRECEDENT

         Seller shall use reasonable efforts to cause the conditions precedent to the consummation of the transaction contemplated hereby and set forth in
Article VI hereof, for which Seller is responsible, to be satisfied. Seller shall also use all reasonable efforts to assist Purchaser in obtaining all necessary Egyptian governmental approvals for the transfer of the Concession to Purchaser.

4.5      ENVIRONMENTAL AUDIT

         Seller agrees (to the extent permitted under the Concession) to promptly have a "Phase I" and/or "Phase II" environmental audit, of a reasonable scope, conducted by a firm chosen by Purchaser and approved by Seller (which approval shall not be unreasonably withheld) with respect to the land and facilities covered by the Concession. Such environmental audit shall be conducted at the direction and in accordance with the reasonable instructions of Purchaser, and Seller will make all results of such audit promptly available to Purchaser. Seller (or the Seller under the Stock Purchase Agreement) agrees to pay all fees and expenses reasonably incurred in connection with such environmental audit and the environmental audit contemplated by Section 4.6 of the Stock Purchase Agreement, up to an aggregated maximum (total) with respect to this Agreement and the Stock Purchase Agreement of U. S. $150,000, and Purchaser shall be responsible for all costs of such environmental audits above such amount. If this Agreement is terminated, Purchaser agrees to treat all audit-related information, data, and documents as confidential and never use or disclose them to any other parties, to provide to Seller all originals of such data and documents, and to provide to Seller or destroy all copies of such data and documents.

                                   ARTICLE V

                             COVENANTS OF PURCHASER


From and after the date hereof and until Closing, Purchaser hereby covenants and agrees that:

5.1      CONDITIONS PRECEDENT

         Purchaser shall use its reasonable efforts to cause the conditions precedent to the consummation of the transaction contemplated hereby to be satisfied. Purchaser shall also use all reasonable efforts to obtain all necessary Egyptian governmental approvals for the transfer of the Concession to Purchaser.

5.2      CONFIDENTIALITY

         Purchaser will treat, and will cause its employees, representatives, consultants and advisors to treat, such documents and information concerning Seller, furnished to Purchaser and its representatives and agents in connection with this Agreement confidentially in accordance with the terms and provisions of that certain Confidentiality Agreement, dated April 3, 1996, between Purchaser and Seller and in accordance with the specific confidentiality provisions which are included in any of the agreements to which Seller is a party and under which Purchaser will assume the rights and obligations of such agreements.

                                   ARTICLE VI

                        CONDITIONS PRECEDENT TO CLOSING


6.1      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION

         The obligation of Purchaser to consummate the purchase of the Assets at Closing is subject to the satisfaction (or waiver by Purchaser where permitted by applicable law) as of the Closing Date or other date mutually agreed by the parties in writing of the following conditions:

         (a)     REPRESENTATIONS AND WARRANTIES OF SELLER

                 Each of the representations and warranties of Seller contained in Article II hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except (1) for changes therein permitted or contemplated hereby and (2) to the extent such representations and warranties were made as of a specified date, in which case each such representation and warranty shall be true and correct in all material respects as of the date specified.

         (b)     COMPLIANCE

                 Seller shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Seller between the Effective Date and the Closing Date.

         (c)     CERTIFICATES

                 Purchaser shall have received a certificate to the effect set forth in Sections 6.1 (a) and (b) hereof, dated the Closing Date, signed by a duly authorized officer of Seller.

         (d)     NO PROHIBITION

                 No action or proceeding shall have been instituted or threatened or claim or demand made against Purchaser or Seller before any court or other governmental body, seeking to restrain, delay, or prohibit or to obtain substantial damages with respect to the consummation of the transaction contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transaction.

         (e)     SELLER'S RESOLUTION

                 Purchaser shall have received a certificate of a duly authorized officer of Seller, dated the Closing Date, setting forth the resolutions of the Board of Directors and shareholders of Seller authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

         (f)     APPROVAL OF TRANSFER OF THE CONCESSION

                 Seller and Purchaser shall have (i) received written confirmation from all appropriate Egyptian governmental authorities that such authorities intend to approve the transfer of the Concession to Purchaser (or its assignee) and that such approval will not be subject to any conditions unreasonably burdensome to Seller, or (ii) if, after expending all reasonable efforts, confirmation of the matter set forth in clause (i) above cannot be obtained in writing, then receipt of reliable oral or other confirmation of the matter set forth in clause (i) above.

         (g)     ACQUISITION OF ESSO SUEZ INC.

                 All of the conditions to the closing of the transaction contemplated by the Stock Purchase Agreement shall have been satisfied or waived and such closing shall occur simultaneously with the Closing.

         (h)     EIOC LETTER

                 Purchaser shall have received a letter from Exxon Overseas Investment Corporation ("EOIC") in the form set forth in Attachment D hereto ("EOIC Letter") signed by a duly authorized officer of EOIC.

6.2      CONDITIONS PRECEDENT TO SELLER'S OBLIGATION

         The obligation of Seller to consummate the sale, transfer and assignment to Purchaser of the Assets at the Closing Date is subject to the satisfaction (or waiver by Seller where permitted by applicable law) as of the Closing Date or other prior date mutually agreed by the parties in writing of the following conditions:

         (a)     REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Each of the representations and warranties of Purchaser contained in Article III hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for changes permitted or contemplated hereby.

         (b)     COMPLIANCE

                 Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Purchaser between the Effective Date and the Closing Date.

         (c)     CERTIFICATES

                 Seller shall have received a certificate to the effect set forth in Sections 6.2 (a) and (b) hereof, dated the Closing Date, signed by a duly authorized officer of Purchaser.

         (d)     NO PROHIBITION

                 No action or proceeding shall have been instituted or threatened or claim or demand made against Purchaser or Seller before any court or other governmental body, seeking to restrain, prohibit, or enjoin, or to obtain substantial damages with respect to the consummation of the transaction contemplated hereby, which in the reasonable opinion of Seller makes it inadvisable to consummate such transaction.

         (e)     RESOLUTION

                 Seller shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolution of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolution was duly adopted and has not been rescinded or amended as of the Closing Date.

         (f)     APPROVAL OF TRANSFER OF THE CONCESSION

                 Seller and Purchaser shall have (i) received written confirmation from all appropriate Egyptian governmental authorities that such authorities intend to approve the transfer of the Concession to Purchaser (or its assignee) and that such approval will not be subject to any conditions unreasonably burdensome to Seller, or (ii) if, after expending all reasonable efforts, confirmation of the matter set forth in clause (i) above cannot be obtained in writing, then receipt of reliable oral or other confirmation of the matter set forth in clause (i) above.

         (g)     ACQUISITION OF ESSO SUEZ INC.

                 All of the conditions to the closing of the transaction contemplated by the Stock Purchase Agreement shall have been satisfied or waived and such closing shall occur simultaneously with the Closing.

         (h)     LICENSE AGREEMENT

                 The parties shall have executed a license agreement to govern any unavoidable use by Purchaser of the names referred to in Sections 3.12 and/or 8.3 after the distribution of funds to Seller under the Letter of Credit. Purchaser shall not owe any fee under such agreement, and such agreement will be negotiated by the parties in good fath.

6.3      EXPEDITED ARBITRATION FOR CLAIM OF PRE-CLOSING MATERIAL
         BREACH

         (a) If, prior to the Closing Date, one party ("Claimor") has served a notice on the other party ("Claimee") stating that it considers that Claimee is in material breach of a representation or warranty as contained in
Article II or Article III of this Agreement or any provision of any Schedule or another provision of this Agreement entitling Claimor to terminate this Agreement and Claimee disputes that Claimor is so entitled, the Parties shall immediately negotiate in good faith to resolve the dispute. If no such agreement is reached within seven (7) days of the notice served upon Claimee (or such longer period as the Parties shall agree), the matter shall be referred immediately to a single commercial arbitrator in Houston, Texas, who shall be appointed within forty-eight (48) hours but otherwise in accordance with the provisions of Section 10.7 hereof. The arbitrator shall be instructed to determine within twenty-one (21) days of his appointment whether or not the Claimee is in material breach of the Agreement entitling Claimor to terminate this Agreement.

         (b) Each party shall submit to the arbitrator within seven (7) Business Days of the appointment of the arbitrator:

                 (i)      a description of the dispute;

                 (ii) the grounds on which each Party relies in seeking to have the dispute determined in its favor; and

                 (iii) all written material which the party proposes to submit to the arbitrator.

         (c) On receipt by the arbitrator of the submissions referred to above or seven (7) Business Days from his appointment, whichever is the earlier, the arbitrator shall designate a time and place for a hearing of the Parties on their dispute, which time shall not be more than fifteen (15) days after the arbitrator's appointment. The arbitrator shall be instructed to reach his decision within five (5) Business Days from the date of commencement of the hearing. The determination of the arbitrator shall be final and binding on the Parties upon delivery to them of the arbitrator's written determination, save in the event of fraud or manifest error. All costs arising out of or in connection with the arbitrator shall be borne by Claimor on the one hand and Claimee on the other in equal shares or in such other proportions as the arbitrator may determine to be fair and reasonable.

         (d) If the arbitrator does not render a decision within a period of twenty-one (21) days from his appointment, for whatever reason, or such shorter or longer period as the Parties may agree in writing, either Claimor or Claimee may, upon giving notice to the other, terminate the appointment of the arbitrator and a new arbitrator shall be appointed who shall resolve the dispute in accordance with this Section 6.3.

         (e) If the arbitrator determines that Claimor is entitled to terminate this Agreement, such termination shall be without liability to Claimor, and Claimee shall indemnify Claimor for all its reasonable costs and expenses relating to the negotiation, preparation, and execution of this Agreement, excluding all costs of the arbitration conducted pursuant to this
Section 6.3.

         (f) In the event that Claimor serves a notice as aforesaid on Claimee, Closing shall be postponed until after the dispute has been resolved by the arbitrator and any time periods referred to in Article VII of this Agreement relating to the timing of Closing shall be frozen until receipt of the arbitrator's written determination.

         (g) If the arbitrator shall determine that Claimee is in breach of the Agreement but that the breach is not sufficiently material to entitle Claimor to terminate this Agreement, Claimor shall, after receipt of the arbitrator's written determination, proceed to Closing in accordance with the terms of this Agreement, without prejudice to any rights Claimor may have to seek damages from Claimee for breach of the provisions of this Agreement.

                                  ARTICLE VII

                       CLOSING; TERMINATION OF AGREEMENT


7.1      CLOSING

         (a) The closing hereunder (herein called "Closing") shall take place at the offices of Purchaser located at Vinson & Elkins L. L. P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002-6760 ("Closing Site") at 10:00 A.M. (Houston time) on October 2, 1996. Notwithstanding the foregoing sentence but subject to satisfaction at Closing (unless appropriately waived) of all of the conditions set forth in Sections 6.1 and 6.2 hereunder, if the Closing shall not have occurred by October 2, 1996, the Closing shall take place at 10:00 a.m. (Houston time) at the Closing Site on the third business day following the first date on which all of the conditions precedent (other than any conditions precedent that have been appropriately waived on or prior to such date) set forth in (i) Sections 6.1(d), 6.1(f), 6.2(d) and 6.2(f) hereunder and Sections 6.1(d), 6.1(f), 6.1(j), 6.2(d), 6.2(f) and 6.2(h) of the Stock Purchase Agreement shall have been satisfied, and (ii) Sections 6.1(a), 6.1(b), 6.2(a) and 6.2(b) hereunder and Sections 6.1(a), 6.1(b), 6.2(a) and
6.2(b) of the Stock Purchase Agreement could have been satisfied if Closing were to occur on such date. In lieu of the foregoing provisions of this
Section 7.1(a), the Closing may take place at such other place or at such other time and date as may be mutually agreed upon in writing by Purchaser and Seller pursuant to this Section 7.1.

         (b) All proceedings to be taken and all documents to be executed and delivered by all Parties at Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

7.2      TERMINATION

         (a) Anything in this Agreement to the contrary notwithstanding, this Agreement and the transaction contemplated hereby may be terminated in any of the following ways at any time prior to Closing:

                 (i)      By mutual written consent of  Purchaser and Seller; or

                 (ii)     By Seller in writing pursuant to Section 1.3; or

                 (iii) By either Purchaser or Seller in writing (provided that such terminating party is not otherwise in material breach of any obligation under this Agreement) if the Closing has not occurred for any reason (including, without limitation, failure of a condition to Closing) on or before December 20, 1996.

         (b) Termination of this Agreement pursuant to this Section 7.2 shall terminate all obligations of the Parties hereunder, except for the obligations set forth in Sections 5.2, 4.5 and 10.8 hereof, provided, however, that (i) termination pursuant to Section 7.2 (a) (iii) hereof shall not relieve a defaulting or breaching party from any liability to the other party and (ii) if Seller has deliberately caused matters to arise to enable it to terminate this Agreement under Section 7.2(a)(ii), termination under Section 7.2(a)(ii) shall not relieve a defaulting or breaching party from any liability to the other party

                                  ARTICLE VIII

       DELIVERIES AT CLOSING AND ACTIONS TO BE TAKEN AT OR SUBSEQUENT TO CLOSING


8.1      DELIVERIES AT CLOSING

         (a)     BY SELLER

                 At Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

                 (i)      The certificate signed by Seller as referred to in
Section 6.1 (c) hereof.

                 (ii) The certified resolutions of the Board of Directors and shareholders of Seller referred to in Section 6.1 (e) hereof.

                 (iii)    The EOIC Letter.

         (b)     BY PURCHASER

                 At Closing, Purchaser shall deliver to Seller the following:

                 (i)      The Letter of Credit.

                 (ii) The certificate signed by a duly authorized officer of Purchaser referred to in Section 6.2 (c) hereof.

                 (iii) The certified resolution of the Board of Directors of Purchaser referred to in Section 6.2 (e) hereof.

8.2      ACTIONS TO BE TAKEN AT OR SUBSEQUENT TO CLOSING

         (a) At Closing, Seller and Purchaser shall execute the Deed of Assignment in the form of Attachment C hereto and thereafter promptly submit such deed to EGPC and the Government of the Arab Republic of Egypt for their approvals.

         (b) After EGPC and the Government of the Arab Republic of Egypt approve and return the fully executed Deed of Assignment to Seller or Buyer, the recipient party shall promptly notify the other party of the receipt of such deed. Seller shall then submit to the Chase Manhattan Bank, N. A. in accordance with the terms of the Letter of Credit such fully executed Deed of Assignment along with all instruments necessary to effectively transfer the Assets (other than the Concession) to Purchaser (or its assignee), which instruments shall have been submitted to Purchaser and shall be in form and substance reasonably satisfactory to the Parties hereto.

8.3      REMOVAL OF SELLER'S NAME

         Seller shall have the right, but not the responsibility, and Purchaser shall have the responsibility, to remove Seller's name from the properties, facilities, and equipment it is acquiring from Seller. Purchaser hereby agrees to grant Seller right of access after the Closing Date to such properties, facilities, and equipment to confirm that Purchaser has done so. Seller's right shall be exercised in such a manner so as not to unreasonably interfere with the normal conduct of Purchaser's business or operations. To the extent Seller has not done so, Purchaser shall, within ninety (90) days from Closing, remove all signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations. At the conclusion of the ninety (90) day term, or such earlier period as Purchaser advises Seller that Seller's name has been removed from all properties, facilities, and equipment Seller may inspect to confirm removal. If removal has not been completed Seller shall thereafter have the right to inspect each subsequent time Purchaser advises that all signs have been removed. Upon removal of all signs to Seller's satisfaction, Seller shall provide Purchaser with written advice that Purchaser's obligations under this Section 8.3 have been fulfilled.

8.4      RETURN OF SELLER'S PROPRIETARY MATERIALS

         Purchaser acknowledges and agrees that those materials set forth in
Section 8.4 of the Disclosure Schedule will be removed by Seller prior to the Closing Date. If any such materials are inadvertently delivered to Purchaser, Purchaser agrees to promptly return them to Seller. Seller shall allow Purchaser prior to the Closing Date, access to prepare a comprehensive list of all software, owned, licensed or used by Seller.

8.5      CONFIDENTIAL INFORMATION

         (a)     For purposes of this Section 8.5:

                 (i) "Confidential EEL Information" means that information related to the Concession or the Assets bearing EEL's name or mark which is or has been marked (at the time of origin) "Confidential" or "Proprietary" or "Company Use" by Seller except for that set forth in Section 8.4 of the Disclosure Schedule hereto;

                 (ii) "Confidential Affiliate Information" means that information bearing a name or mark of Exxon Corporation or an Affiliate (other than EEL) of Exxon Corporation and which is or has been marked (at the time of origin) "Confidential" or "Proprietary" or "Company Use" by Exxon Corporation or an Affiliate (other than EEL) of Exxon Corporation; and

                 (iii) Seller and Purchaser intend that, after Closing, Purchaser will not knowingly possess any Confidential Affiliate Information.

         (b)     For ten (10) years commencing on the Effective Date,
Purchaser:

                 (i) may not use or disclose Confidential Affiliate Information, except as required by the Concession;

                 (ii) shall make every effort to prevent the use or disclosure of Confidential Affiliate Information; and

                 (iii) shall, immediately upon discovery, disclose to the proper proprietor of Confidential Affiliate Information that it is in possession of Confidential Affiliate Information and comply with the proprietor's request to either destroy Confidential Affiliate Information or return Confidential Affiliate Information to the proprietor.

         (c)     For ten (10) years commencing on the Effective Date, Seller:

                 (i) may not use or disclose Confidential EEL Information to any persons or entities other than itself, Exxon Corporation, or Affiliates of Exxon Corporation; and

                 (ii) shall make every effort to prevent the use or disclosure of Confidential EEL Information otherwise than as provided for in
Section 8.5 (c) (i) hereof.

         (d)     The provisions of this Section 8.5 do not apply:

                 (i) if the receiving party or anyone to whom the receiving party directly or indirectly transmits the Confidential EEL Information or Confidential Affiliate Information pursuant to this Section is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demands or similar process) to disclose the Confidential EEL Information or Confidential Affiliate Information as the case may be; in such circumstances, the receiving party, will provide the proprietor with prompt written notice so that the proprietor may inter alia seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.5. In the event that such protective order or other remedy is not obtained, or that proprietor, in its sole discretion, expressly in writing waives compliance with any provision of this Section 8.5, the disclosing party will furnish only that portion of the Confidential EEL Information or Confidential Affiliate Information (as the case may be) which it is advised by opinion of counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential EEL Information or Confidential Affiliate Information.

                 (ii) to any Confidential EEL Information which becomes public knowledge subsequently without breach of this Section 8.5 by the receiving party, which is known to the receiving party on a non-confidential basis before receipt of such information from the proprietor, or which is received subsequently from a third party in circumstances not involving the breach of a confidentiality obligation.

         (e) Documents which proprietor considers to be subject to any attorney-client or work product privilege as to that document or any other document are intended to remain privileged notwithstanding any inadvertent or unintentional disclosure.

8.6      CERTAIN LITIGATION AND CLAIMS

         With respect to the salary taxes litigation and salary tax claims set forth in Section 2.10 (i) and (ii) of the Disclosure Schedule, Seller shall retain responsibility for these matters and pay all expenses related thereto. Seller shall have complete control over the manner in which such litigation and claims are managed, settled, or otherwise resolved. Purchaser agrees to provide Seller reasonable assistance to manage, settle, or otherwise resolve such litigation and claims. Seller agrees to reimburse Purchaser for all reasonable out of pocket costs incurred by Purchaser in connection with such assistance. Seller shall retain any amounts of money it recovers from such litigation and claims.

                                   ARTICLE IX

                 INSURANCE, INDEMNIFICATION AND RELATED MATTERS


9.1      INSURANCE

         (a) Seller and Purchaser acknowledge that Exxon Corporation maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including Seller. This program has been designed to achieve a coordinated risk-management package for the entire Exxon corporate group. The program consists principally of three types of policies: (i) policies issued to Exxon Corporation; (ii) policies issued directly to Affiliates by Exxon's wholly-owned captive insurer, Ancon Insurance Company, Inc. ("Ancon"), a Vermont corporation; and (iii) policies issued to Affiliates by locally admitted insurer which are reinsured by Ancon. All of the insurance polices through which the worldwide program of coverage is presently or has previously been provided are herein called the "Exxon/Ancon Policies."

         (b) It is understood and agreed by Purchaser that from and after the Closing Date:

                 (i) No insurance coverage shall be provided under the Exxon/Ancon Policies to Purchaser;

                 (ii) Any and all policies insured or reinsured by Ancon or its predecessor companies insuring the transferred asset shall be deemed terminated, commuted and canceled ab initio; and

                 (iii) No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing Date, shall be made by Purchaser against or with respect to any of the Exxon/Ancon Policies regardless of their date of issuance.

         (c) Purchaser shall indemnify and defend Seller, Exxon Corporation and its Affiliates including Ancon against, and shall hold them harmless from, any claim made after the Closing against any of the Exxon/Ancon Policies by or through Purchaser or any person subrogated to Purchaser's rights, and all costs and expenses (including without limitation attorneys' fees) related thereto. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such claim.

         (d) Purchaser shall be responsible to secure replacement insurance coverage as of Closing Date.

9.2      INDEMNIFICATION

         (a) Indemnification by Purchaser. Subject to the provisions of this Article IX, Purchaser agrees to discharge and release and shall indemnify and hold Seller, its Affiliates (including but not limited to Ancon Insurance Company, Inc., its predecessor companies, and Exxon Corporation), and Seller's and all Affiliates' stockholders, directors, officers, employees, agents, and consultants harmless from and against:

                 (i) Any and all Claims, Liabilities and obligations resulting from the failure of any of the representations and warranties contained in Article III of this Agreement to have been true in all material respects when made and as of the Closing, and (without limitation of the foregoing), for such representations and warranties as were made as of a specified date, any and all Claims, Liabilities and obligations resulting from the failure of such representations and warranties to have been true in all material respects as of such specified date;

                 (ii) Any and all Claims, Liabilities and obligations resulting from the failure of Purchaser to acknowledge or comply in all material respects with any of the covenants and acknowledgments contained in this Agreement which are required to be performed or acknowledged by Purchaser; and

                 (iii) Except to the extent provided otherwise in Sections 8.6, 9.2(b) and 10.14, any and all Claims, Liabilities and obligations based upon, attributable to, or resulting from the conduct of operations related to the Concession, whether arising from conditions or events which exist or occur prior to Closing, at Closing, or after Closing, in each instance including Claims, Liabilities, and obligations resulting from the negligence or strict liability of Seller, whether the negligence or strict liability is active, passive, joint, concurrent, or sole.

         (b)     Indemnification by Seller.  Subject to the provisions of this
Article IX, Seller agrees to discharge and release and shall indemnify and hold Purchaser, Purchaser's Affiliates, and Purchaser's and Purchaser's Affiliates' stockholders, directors, officers, employees, agents, and consultants (collectively, the "Purchaser Indemnitees") harmless from and against:

                 (i) Any and all Claims, Liabilities, and obligations resulting from the failure of any of the representations or warranties contained in Sections 2.1, 2.2, and 2.10 (excluding Section 2.10(iii) of the Disclosure Schedule) to have been true in all material respects as of the Closing (collectively, "Basket Losses");

                 (ii) Any and all Claims, Liabilities, and obligations resulting from the termination of Seller's employees as described in Section 2.12; and

                 (iii) Any and all Claims, Liabilities, and obligations resulting from the salary taxes litigation and salary tax claims as described in Section 8.6.

9.3      SELLER DEDUCTIBLE

         Seller shall not be required to indemnify the Purchaser Indemnitees pursuant to Section 9.2(b)(i) until the aggregate of (i) Basket Losses pursuant to Section 9.2(b)(i) hereunder and (ii) Purchaser Basket Losses pursuant to
Section 9.1(b)(i) of the Stock Purchase Agreement exceeds U. S. $500,000.00 (the "Deductible"), and then only to the extent that the sum of Basket Losses and Purchaser Basket Losses exceeds the Deductible.

9.4      SURVIVAL OF INDEMNITY OBLIGATIONS

         (a) Indemnity obligations of Purchaser under this Article IX shall not be limited as to time.

         (b) Indemnity obligations of Seller pursuant to Section 9.2(b)(i) and 9.2(b)(ii) shall be limited to matters with respect to which a notice has been delivered to Seller by Purchaser pursuant to Section 9.5 on or before two
(2) years following Closing.

         (c) Indemnity obligations of Seller pursuant to Section 9.2(b)(iii) shall not be limited as to time.

         (d) The Parties further agree that in order to assert a claim for indemnification pursuant to this Agreement for a breach of any representation, warranty, covenant, or other agreement, the Party seeking indemnification must provide the other Party written notice of such claim pursuant to Section 9.5 hereof.

9.5      NOTICE OF INDEMNIFICATION

         In the event any legal proceeding shall be initiated or any Claim shall be asserted against a Protected Party (either Party, as the case may be, potentially having indemnification rights under this Article IX) by any person in respect of which payment may be sought by the Protected Party from the other Party under the provisions of this Article IX, the Protected Party shall promptly cause written notice of the assertion of any such Claim of which it has knowledge, to be forwarded to the other Party.

9.6      INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS

         (a) In the event of the initiation of any legal proceeding against a Protected Party by a third party, for which indemnification is sought pursuant to this Article IX, the other Party shall have the right after its receipt of the related notice, at its sole option and expense, to defend against, negotiate, settle, or otherwise deal with such proceeding, and any Claim relating thereto or arising therefrom, and for these purposes to retain and be represented by counsel of its choice ("Right of Defense"). The exercise of this Right of Defense shall, however, be without prejudice to the Protected Party's own right to participate in any such proceeding with counsel of its choice and at its expense. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, appeal, or settlement of any such legal proceeding, claim, or demand.

         (b) The other Party shall give prior written notice to the Protected Party of its intention to exercise said Right of Defense. In the event that the other Party elects not to exercise such Right of Defense, the Protected Party shall defend against or otherwise deal with any such proceeding, claim, or demand, and for these purposes shall have the right to retain counsel (the other Party being responsible for reasonable costs related thereto) and control the defense of such proceeding without any unrequested intervention of the other Party.

9.7      DEFINITIONS

         For purposes of this Article IX:

         (a) "Claim" or "Claims" shall mean collectively all claims, demands, causes of action, and lawsuits asserted or filed by any person, including an artificial or natural person, any governmental entity, or a third party.

         (b) "Liability" or "Liabilities" shall mean collectively all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or cleanup of contamination; expenses; losses; fines; penalties; attorneys' fees; and court and other legal costs incurred in defending any Claim, liens, or judgments arising therefrom, whether these damages or other costs are known or unknown, foreseeable or unforeseeable, on the Effective Date.

9.8      NO BROKERS

         Purchaser represents to Seller that it has had no dealings with any broker or finder in connection with the transaction contemplated by this Agreement. Purchaser agrees to indemnify and hold Seller and its Affiliates harmless from and against any and all liability to which they may be subjected by reason of any broker's, finder's, or similar fee or commission with respect to the transaction contemplated by this Agreement to the extent such fee or commission has been incurred by or on behalf of Purchaser or its Affiliate(s).

         Seller represents to Purchaser that it has had no dealings with any broker or finder in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify and hold Purchaser and its Affiliates harmless from and against any and all liability to which they may be subjected by reason of any broker's, finder's or similar fee or commission with respect to the transaction contemplated by this Agreement to the extent such fee or commission has been incurred by or on behalf of Seller or its Affiliate(s).

9.9      INDUCEMENT TO SELLER

         Purchaser acknowledges that it evaluated the obligations under this
Article IX before it determined and submitted its bid for the Assets and that its assumption of these obligations is a material inducement to Seller to enter into this Agreement and close the sale to Purchaser.

                                   ARTICLE X

                                    GENERAL


10.1     SPECIFIC PERFORMANCE

         The Parties hereto acknowledge and agree that irreparable damage would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement, including, without limitation, their respective rights and obligations to sell and to purchase the Assets, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

10.2     NOTICES

         (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telecopier; telex; or documented overnight delivery service or registered or certified airmail, return receipt requested, postage prepaid, on the date shown on the receipt therefor:



           (i)      if to Purchaser:
                            John W. Elias
                            Executive Vice President and Chief Operating Officer Seagull Energy Corporation
                            1001 Fannin, Suite 1700
                            Houston, Texas 77002-6794
                            Facsimile:  (713) 951-4733

                    with a copy to:
                            James H. Wilson
                            Vinson & Elkins L. L. P.
                            2300 First City Tower
                            1001 Fannin
                            Houston, Texas 77002-6760
                            Facsimile:  (713) 615-5926

           (ii)     if to Seller:
                            Barry L. Sauve
                            Exploration Manager
                            Esso Egypt Limited
                            233 Benmar
                            Houston, Texas 77060
                            Facsimile:  (713) 423-5970

                    with a copy to:
                            Joseph G. Stiles
                            Law Department
                            Exxon Exploration Company
                            233 Benmar
                            Houston, Texas 77060
                            Facsimile:  (713) 423-7730

         (b) In the absence of evidence of earlier receipt, a notice or other communication under this Agreement is deemed to be given:

                 (i) if delivered personally, when left at the address referred to above;

                 (ii) if sent by overnight delivery service, the next Business Day;

                 (iii) if sent by registered or certified airmail, six (6) Business Days after posting;

                 (iv) if sent by telecopier, on completion of the transmission if transmitted on a Business Day, and if not, on the next Business Day;

                 (v) if sent by telex, on receipt of the correct answer back.

10.3     AMENDMENTS

         This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by an instrument in writing signed by each of the Parties hereto or, in the case of a waiver, by or on behalf of the waiving Party.

10.4     ENTIRE AGREEMENT

         This Agreement, including the schedules hereto, and any written amendments satisfying the requirements of Section 10.3 hereof, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters.

10.5     SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned or transferred without the prior written consent of Seller, except that Purchaser may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary designated by Purchaser, but no such assignment shall in any way operate to enlarge any obligation of or due Seller or relieve Purchaser of its obligations hereunder, and provided, however, that (1) the proposed assignee agrees in writing to be bound by all the terms and conditions of this Agreement, (2) the Purchaser provides written notice to Seller of the proposed assignment and makes such assignment prior to the date the Deed of Assignment in the form set forth in Attachment C hereto is submitted to EGPC and the Government of the Arab Republic of Egypt for their approvals, (3) the assignment being conditioned on the assignee's agreement to assign the rights and obligations under this Agreement back to Purchaser in the event EGPC or the Government of the Arab Republic of Egypt fails to approve the assignment of the Concession to such assignee, (4) the Purchaser provides the Seller with a copy of the assignment and the proposed assignee's agreement in writing to be bound by all the terms and conditions of this Agreement. In the event EGPC or the Government of the Arab Republic of Egypt fails to approve the assignment of the Concession to such assignee, Purchaser agrees to create or utilize another direct or indirect wholly-owned subsidiary who would be acceptable to EGPC and the Government of the Arab Republic of Egypt as an assignee of the Concession. and assign (without relieving Purchaser of its obligations hereunder) its rights and obligations hereunder to such subsidiary.

10.6     HEADINGS

         The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7     APPLICABLE LAW; ARBITRATION; SUBMISSION TO JURISDICTION;
         CONSENT TO SERVICE OF PROCESS

         (a) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of law rules therein.

         (b) Subject to the provisions of Section 10.1 hereof, any dispute arising in connection with or relating solely to this Agreement, or the breach thereof, shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules. The place of such arbitration shall be in Houston, Texas, or such other place as mutually agreed by the Parties, and shall be conducted in the English language. The award rendered by the arbitrator shall be final and binding upon the Parties. Purchaser and Seller waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. Purchaser and Seller agree that the arbitral award may be enforced against them or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

         (c) In the event that an action is brought for an injunction or other equitable remedy in accordance with Section 10.1 hereof or for specific performance or other equitable remedy, such action may be brought and prosecuted in any Federal court located within the State of Texas. For this purpose each Party irrevocably: (i) submits to the exclusive jurisdiction of any United States District Court located in the State of Texas and (ii) waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding ("Proceedings") brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such Party. Each Party not resident in the State of Texas irrevocably appoints each of its Affiliates resident in the State of Texas to receive, for it and on its behalf, service of process in any Proceedings. If for any reason such Affiliates are unable to act as its agent for service of process, or the Party does not have an Affiliate resident in the State of Texas, such Party will promptly notify the other Party and, within thirty (30) days following the Effective Date, appoint a substitute process agent acceptable to the other Party. The Parties irrevocably consent to service of process given in the manner provided for notices in Section 10.2 hereof. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

10.8     EXPENSES

         Whether or not the transaction contemplated hereby is consummated, the Parties hereto shall pay their own respective expenses, except as otherwise provided in this Agreement.

10.9     SEVERABILITY

         If at any time subsequent to the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or any validly constituted arbitral body to be illegal, void or unenforceable, such provision shall cease to be of any force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10.10    PUBLIC ANNOUNCEMENTS

         Neither Seller (nor any of its Affiliates) nor Purchaser (nor any of its Affiliates) shall make any public statements including, without limitation, any press releases, with respect to this Agreement and the transaction contemplated hereby without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), except as may be required by law or regulations of national securities exchanges or commissions and then only after prior consultation with the other Party.

10.11    COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.12    BOOKS AND RECORDS; PERSONNEL

         For a period of seven (7) years after Closing (or such longer period as may be required by any appropriate governmental body or ongoing legal proceeding):

         (a) Purchaser shall not knowingly dispose of or destroy any business records or files in existence at Closing that are transferred to Purchaser. If Purchaser wishes to dispose of or destroy such records or files after that time, it shall first give thirty (30) days' prior written notice to Seller, and Seller shall have the right, at its option and expense, upon prior written notice to Purchaser within such thirty (30) day period, to take possession of the records and files within sixty (60) days after the date of Seller's notice to Purchaser.

         (b) Purchaser shall allow Seller and its representatives access to all business records and files relating to the Concession which are in existence at Closing, during regular business hours and upon reasonable notice at the Purchaser's principal place of business in Egypt or at any location where such records are stored, and Seller shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Purchaser's business or operations.

         (c) Purchaser shall make available to Seller, upon written request and at Seller's expense, (i) personnel to assist Seller in locating and obtaining records and files and (ii) any personnel whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, any existing or future litigation, arbitration, administrative proceeding, tax return preparation, or other matter in which Seller or any of its Affiliates are involved; provided, however, that any such access, assistance, or participation shall be had or given in such a manner so as not to unreasonably interfere with the normal conduct of Purchaser's business or operations, and Purchaser may condition such access or copying upon the execution by Seller of one or more agreements that deem the information obtained to be "Confidential EEL Information" subject to Section 8.5.

10.13    NO ADMISSION

         Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement, will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either Seller or Purchaser.

10.14    INTERAFFILIATE AGREEMENTS

         It is the parties hereto intent that Seller retain responsibility for paying any charges by its Affiliates for services rendered by the Affiliates to Seller under services agreements prior to Closing (excluding charges for services rendered for the benefit of Purchaser at Purchaser's request).

10.15    NO THIRD-PARTY BENEFICIARIES

         There are no third-party beneficiaries of this Agreement, except for parties indemnified and held harmless under Article IX.

10.16    SCHEDULES

         All schedules referred to in this Agreement are incorporated by reference.

10.17    INCLUDES

         The word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of a general term or phrase followed or preceded by an enumeration of particular examples.

10.18    NOT TO BE CONSTRUED AGAINST DRAFTOR

         Purchaser acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that any rule of construction that a contract be construed against the draftor shall not be applied in interpreting this Agreement.

10.19    EXECUTION BY THE PARTIES

         Neither the submission of this instrument or any information concerning the Assets for Purchaser's examination, nor any discussions or negotiations between the Parties, shall constitute an offer to sell a reservation of or an option for the Assets, and this instrument and the underlying transaction will become enforceable and binding between the Parties only upon its execution and delivery by both of them.

                                   ARTICLE XI

                                  DEFINITIONS


11.1 "Affiliate" of Seller as used in this Agreement shall mean Exxon Corporation and any company of which fifty percent (50%) or more of the shares entitled to vote for directors are directly or indirectly owned by Exxon Corporation. "Affiliate" of Purchaser as used in this Agreement shall mean any company of which fifty percent (50%) or more of the shares entitled to vote for directors are directly or indirectly owned by Seagull Energy Corporation.

11.2     "Assets" are those matters described in Section 1.1 (a), (b), (c), and
(d).

11.3     "Authorizations" is as described in Section 2.13(a).

11.4     "Basket Losses" is as described in Section 9.2(b).

11.5 "Business Day" means any day that is a business day in both Cairo and New York.

11.6     "Claims" is as described in Section 9.7(a).

11.7     "Closing" is the process described in Sections 7.1, 8.1 and 8.2.

11.8     "Closing Date" is the date at which Closing occurs.

11.9     "Closing Site" is as described in Section 7.1(a).

11.10 "Concession" is the South Hurghada Concession Agreement described in the recital on page 1.

11.11 "Confidential EEL Information/Confidential Affiliate Information" is as described in Section 8.5.

11.12 "Disclosure Schedule" is the Schedule attached to and incorporated into this Agreement.

11.13    "EEL" is Esso Egypt Limited.

11.14    "Effective Date" is July 22, 1996.

11.15    "EGPC" is the Egyptian General Petroleum Company, party to the
Concession.

11.16    "EOIC is Exxon Overseas Investment Corporation.

11.17    "EOIC Letter" is as described in Section 6.1.

11.18    "Inventory" is as described in Section 2.17.

11.19    "Letter of Credit" is as described in Section 1.2.

11.20    "Liabilities" is as described in Section 9.7(b).

11.21    "Purchaser" is Seagull Energy Corporation.

11.22    "Schedule of Assets to be Sold" is part of the Disclosure Schedule.

11.23    "Seller" is Esso Egypt Limited, a Bahamian corporation.

11.24    "Right of Defense" is as described in Section 9.6(a).

11.25    "U. S. $" means United States Dollars.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date below their signatures, to be enforceable and binding as of the Effective Date.


ESSO EGYPT LIMITED                                 SEAGULL ENERGY CORPORATION


By  /s/ B.L. SAUVE                                 By /s/ T.P. MCCONN
  -------------------------------                    --------------------------
         B. L. Sauve                                     T. P. McConn
         Exploration Manager                             Senior Vice President

Date   23 JULY 1996                                Date  July 23, 1996
    -----------------------------                      ------------------------

                              DISCLOSURE SCHEDULE

                          Purchase and Sale Agreement
                           Between ESSO EGYPT LIMITED
                                      and
                           SEAGULL ENERGY CORPORATION


Information disclosed under any disclosure schedule will be deemed to be disclosed for the purpose of any other disclosure schedule.


Sections 1.1(b) & 2.5     Schedule of Assets to be Sold

         a. Inventories of materials (primarily tubulars and wellheads), property, plant and equipment (suspended wells Wadi el Sahl-1 and -2) vehicles, communications equipment and miscellaneous other personal computers and office equipment with a total book value of approximately $7,500,000.00 as detailed on Attachment A.

         b. Geological and Geophysical data on South Hurghada Concession specified on Attachment B.

                                 NET BOOK VALUE

                     Notes to Schedule of Assets to be Sold

1. Most of the assets on this Schedule of Assets to be Sold were imported duty free. Use and transfer of these assets is subject to the terms of the South Hurghada Concession and Egyptian custom laws and regulations (Article XII of the Concession). Purchaser assumes full responsibility for any future custom duties for those items on the Schedule of Assets to be Sold.

2. Certain items on the South Hurghada Concession's custom exemption are not being transferred to the Purchaser unless the items are specified in this Schedule of Assets to be Sold. Seller will assist Purchaser in completing customs liquidation for items imported under this exemption but not transferred.

3. Purchaser will take custody of all assets at Purchaser's expense within ten (10) days of Closing.

4. None of Seller's moveable fixed assets (automobiles, communication equipment, office furniture, office machines) have been claimed for cost recovery and all are the sole property of Seller. Seller retains the right to separately dispose of any of these assets that are not specifically included in the Schedule of Assets to be Sold.

Section 2.6      Description of Current Status of Concession

Esso Egypt Limited (EEL) received a preliminary award of the South Hurghada Concession in November of 1989. By letter dated November 30, 1989, EGPC allowed costs incurred pending final approval to be subject to cost recovery.

On June 14, 1990, the Ministry of Petroleum and Mineral Resources issued Decision No. 98 of 1990. The Decision prohibited the granting of concessions for exploration of petroleum and gas within specified areas of the Red Sea and South Sinai. Portions of what would eventually become the South Hurghada Concession were covered by the decision.

The South Hurghada Concession Agreement was executed on July 24, 1991. After final approval of The People's Assembly on June 10, 1991, the concession was issued as Law No. 208 of 1991. Before final approval, EEL discussed its exploration plans with the Petroleum Ministry, EGPC and the Egyptian Cabinet Ministers to assure the compatibility of EEL's plans with environmental and tourism interests. By letter dated July 16, 1991, EEL advised EGPC that while conducting petroleum operations, Esso undertakes that (a) no petroleum structures will be erected and (b) there will be no drilling operations nearby tourist installations within the three kilometer area, unless previously agreed with EGPC. By letter dated July 16, 1991, Esso Suez Inc. undertakes that, if EEL spends during the initial three years exploration period of said agreement less than the minimum amount for such a period (U.S. $8 million), Esso Suez Inc. shall transfer to EGPC a quantity of crude oil sufficient in value to cover EEL's shortfall.

In March 1992, the Ministry of Tourism and the Ministry of Petroleum entered into a Joint Cooperation Agreement to determine the conditions in which the land along the Red Sea Coast between the City of Suez and the Sudan Borders would be used for touristic and petroleum activity. Paragraph 6 recognizes the South Hurghada Concession and provides that the agreement does not apply to lands assigned for petroleum activities of previous concessions issued before the approval of this Cooperation Agreement, which are lands interfering with the areas assigned for tourism under the Cooperation Agreement. Paragraph 7 of the agreement does refer to possible mutual activity between Tourism and Petroleum in the Sahl Hashish area of the South Hurghada Concession. The Sahl Hashish area of the concession has been relinquished.

By letter dated June 22, 1994, EEL advised EGPC of EEL's intent to extend the initial exploration period for the South Hurghada Concession and its intent to relinquish, effective July 27, 1994, twenty-five (25) percent of the original concession area. By its June 29, 1994 letter, EGPC concurred with EEL's requested extension.

EEL has met all of the obligations of the first exploration period (3 wells, U.S. $8 million) and the first extension period (1 well, U.S. $3 million) having acquired over 400 km of 2-D seismic data, drilled four exploration wells, and spent over U.S. $18 million.

EGPC has approved over U.S. $14 million of the U.S. $18 million spent as creditable towards the spending obligations and eligible for cost recovery in accordance with the concession.



Disclosure Schedule - EEL & Seagull  -2-

A notice of intent to extend the exploration period for the second two year extension period is permitted in accordance with Article III (b) of the South Hurghada Concession. Such notice needed to be provided by June 27, 1996. EEL has met all of the work and expenditure obligations of the first exploration period and first extension period. EEL would be required to relinquish, effective July 27, 1996, an additional twenty-five (25) percent of the original concession and commit to drill an additional exploration well.

On June 26, 1996, EEL submitted to EGPC a notice to enter the second two year extension period for the South Hurghada Concession. EEL requested EGPC's concurrence to identify at a later date the twenty-five percent (25%) of the original concession to be relinquished. On July 2, 1996, EGPC advised EEL that it has no objection to EEL entering the second two year extension period and required EEL to identify the twenty-five percent (25%) relinquishment area before July 27, 1996. It also advised EEL that if any financial deficiency is discovered during the audit for the second exploration phase, EEL will need to settle it in cash with EGPC.

Section 2.7      Patents, Trademarks and Copyrights

         EEL does not have any patents or copyrights.

Section 2.8      Permits

         o Approval No. 967/95 from the Ministry of Defense authorizing EEL to drill two exploration wells in the South Hurghada Concession during the period from September 12, 1995 to September 12, 1996.
         o Immarsat Portable Satellite Communication Permits (renewed annually).
         o Radio Permits for the two portable radios used in the EEL Toyotas (renewed annually).
         o       Work Permits for national employees (renewed annually).
         o       Customs Permits for automobiles (renewed annually).

Section 2.9      Commitments

         Exploration and production contracts

                 South Hurghada Concession Agreement issued as Law No. 208 of 1991. The Purchaser will assume all rights and obligations.

                 No other contracts.

Section 2.10     Litigation/Audit/Investigations

         (i)     Litigation for Salary Taxes for Years 1980-1987.
                 Responsibility for this litigation will be retained by EEL.

         (ii)    Salary Tax Claims (Responsibility for all retained by EEL):





Disclosure Schedule - EEL & Seagull  -3-

                 (a) 1988-1989 (claim against Esso Egypt Exploration and Productions S.A.)

                 (b)      1990-1991 (claim against Esso Egypt Inc.)

                 (c)      1992-1994 (claim against Esso Egypt Ltd.)

         (iii)   Cost Recovery Audits (Responsibility for all transfer to
Purchaser)

Section 2.11     Title to Properties; Absence of Encumbrances

         EEL has clear and defensible title to all properties, although title to properties claimed for cost recovery will pass to EGPC through the normal cost recovery mechanism as specified in the South Hurghada Concession Agreement.

Section 2.12     Employees

                          Employees                          Position
                          ---------                          --------
                 1)       S.H. Samy                      Administration Mgr.
                 2)       G. Demerdash                   Material Specialist
                 3)       G. Atta                        Driver
                 4)       R. Nounou                      Secretary
                 5)       K.A. Khalifa                   Driver
                 6)       N.A Bakr                       Deputy Finance Mgr.
                 7)       Moh. Hussein                   Driver
                 8)       S.M. Kamal                     Secretary
                 9)       H. Molokhia                    Geophysicist
                 10)      A. Douban                      Geologist
                 11)      A.T. Minaissy                  Human Resources Mgr.
                 12)      A.F. Mohamed                   Materials Mgr.
                 13)      S.M. Amin                      Secretary
                 14)      F. Attia                       Senior Accountant
                 15)      A.H. Soliman                   Driver
                 16)      D.M. Soliman                   Secretary

Section 2.13     Environmental Matters

         None that are specific to EEL.





Disclosure Schedule - EEL & Seagull  -4-

Section 8.4      Return of Seller's Proprietary Materials

Excluding the Assets:

No software or any of the following items will be transferred to Purchaser. If Purchaser discovers that any of the following items were inadvertently transferred, Purchaser will immediately return these items to Seller.

All proprietary material of Seller (and/or its other Affiliates) including but not limited to classified manuals, textbooks, studies, and documents; PC programs/software guides; procedure letters, guidelines, policy, operation system, U.S. Export and Administration Regulations, Management Control Basic Standards, Accounting Code, Authority Code, Authority Tables, Video Tapes, Performance Appraisal forms, Financial data, Financial system, proprietary software used in exploration and production, financial, planning and reporting procedures and documentation, Exxon Business Control Analysis Process Procedure on Confidentiality/Securities Trade, Exxon Emergency Response Plan, economic analyses and crude oil price forecasts. Any geological, geophysical, engineering data, reports or general correspondence unless specifically and solely concerning the Concession or the East Zeit Offshore Concession Agreement dated 23rd March 1981, and issued by Egyptian Law No. 8 of 1981, as such agreement may have been amended.





Disclosure Schedule - EEL & Seagull  -5-

                                  ATTACHMENT A

                         SCHEDULE OF ASSETS TO BE SOLD

                                     ASSETS

I.       Inventories, Materials and Supplies

- --------------------------------------------------------------------------------
                  Quantity          Description                       Cost
                  --------          -----------                       ----
- --------------------------------------------------------------------------------
                 29 Joints       13-3/8" Casing                    $36,507.00
- --------------------------------------------------------------------------------
                 78 Joints       9-5/8" Casing                     $70,497.00
- --------------------------------------------------------------------------------
                 74 Joints       7" Casing                         $46,488.00
- --------------------------------------------------------------------------------
                 392 Joints      3-1/2" Casing                    $126,701.00
- --------------------------------------------------------------------------------

                     1           FMC Wellhead (Tree section with   $48,837.00
                                 Valves and Accessories)
- --------------------------------------------------------------------------------

II.      Property, Plant and Equipment

    Quantity.         Automobiles                 Original Cost      Book Value
    ---------         -----------                 -------------      ----------
        1         1990 Toyota Land Cruiser              $19,800          -0-
                  #5735, CH#116903,
                  Eng. #246565

        1         1990 Volvo 240 GL                     $18,125          -0-
                  #4021, CH#1393470,
                  Eng. #1516

        1         1991 Toyota 4-Runner                  $18,500          -0-
                  #2554, CH#1027
                  Eng. #2554

        1         1989 Volvo 240 GL                     $17,717          -0-
                  #4021, CH#1373582
                  Eng. #1132

        2         120-Channel Mobile Radios for off-    $16,318        $8,703
                  road vehicles plus 12 meter guyed
                  mast for base station





Disclosure Schedule - EEL & Seagull  -6-


        1         Magnavox MX2020P Portable             $39,497       $32,987
                  Satellite Communication System
                  (Purchased New)

        1         Magnavox MX2020P Portable             $16,602       $15,987
                  Satellite Communication System
                  (Purchased Refurbished)

        2         Compaq 386s PCs/Monitors/Keyboards    $12,420        $2,732

        7         Compaq Deskpro 386/20E                $63,954       $24,350
                  PCs/Monitors/Keyboards

        6         Epson FX 850 Printers                  $2,224          $721

        4         Hewlitt Packard Laser Jet III          $9,925        $3,302
                  Printers

        1         Toshiba T2130CT, DX4, 75 Mhz, 12       $4,280        $4,152
                  MB 250 RAM HD, Color LCD, 144
                  Drive Notebook PC + Carrying Case

        2         Excel Telex + Printers & Interface     $8,378        $3,938


        1         UDOFile Vertical Plan File               $762           -0-

(Note: The two suspended wells have no outstanding customs issues, but their costs have been claimed for cost recovery and they would be transferred with the concession.

           Suspended Wells                         Book Value
           ---------------                         ----------
         Wadi El Sahl Well #1                       $3,663,429

         Wadi El Sahl Well #2                       $3,380,000





Disclosure Schedule - EEL & Seagull  -7-

                                  ATTACHMENT B

                      DATA INVENTORY AND OTHER INFORMATION


I.       Data Inventory
         Geological and Geophysical data on South Hurghada Concession.


                 A.       ESSO WELL DATA
                          --------------
                          1.      Wadi el Sahl-1; (Fb 88-1); TD 8273' (Basement)
                                  a.       Logs (Film Copies)
                                           (1)     Rt/GR (HRI/DLL)
                                           (2)     Sonic (BHC/LSS)
                                           (3)     SDL/DSN
                                           (4)     FMI/Dip
                                           (5)     RFT
                                           (6)     Mudlog
                                  b.       Seismic
                                           (1)     Checkshot
                                           (2)     Walkaway VSP
                                  c.       SWC (113)
                                  d.       Core (150', 1/2 SLAB)
                                  e.       Cased Hole Production Test Report
                                  f.       Geochemistry
                                  g.       Paleo Report
                                  h.       Fluids Analysis (oil & water) Report
                                  i.       Cuttings, wet and dry, 10' intervals
                                  j.       Core Analysis Report
                                  k.       Geologic Completion Report/Log
                                  l.       Drilling Completion Report
                          2.      Gebel Oman-1 (Fa 87-1); TD 7050' (Miocene)
                                  a.       Logs (Film Copies)
                                           (1)     Rt/GR (HRI)
                                           (2)     LSS
                                           (3)     SDL/DSN
                                           (4)     Mudlog
                                  b.       Seismic
                                           (1)     Checkshot Survey Report
                                  c.       Cuttings, wet and dry, 10' intervals
                                  d.       Geologic Completion Report/Log
                                  e.       Drilling Completion Report





Disclosure Schedule - EEL & Seagull  -8-

                          3       E. Gebel Umm Are-1 (Fa 89-1); TD 3750'
                                     (Basement)
                                  a.       Logs (Film Copies)
                                           (1)     Rt/GR (HRI/DLL)
                                           (2)     LSS
                                           (3)     SDL/DSN
                                           (4)     Dip (SED)
                                           (5)     Mudlog
                                  b.       Seismic
                                           (1)     Checkshot Survey Report
                                  c.       Paleo Report
                                  d.       Cuttings, wet and dry, 10' intervals
                                  e.       Geologic Completion Report/Log
                                  f.       Drilling Completion Report
                          4       Wadi el Sahl-2; (Fb 88-2); TD 7675' (Basement)
                                  a.       Logs (Film Copies)
                                           (1)     Rt/GR (DLL/MSF)
                                           (2)     Sonic (BHC/LSS)
                                           (3)     LDL/CNL
                                           (4)     Dipmeter (SHDT)
                                           (5)     NGS
                                           (6)     RFT
                                           (7)     Mudlog
                                  b.       Seismic
                                           (1)     Checkshot Survey Report
                                  c.       SWC (26)
                                  d.       Core (4 cores, 218', 1/2 SLAB)
                                  e.       Cased Hole Production Test Report
                                  f.       Paleo Report
                                  g.       Fluids Analysis Report
                                  h.       Crude Assay Reports (2)
                                  i.       Core Analysis Report
                                  j.       Cuttings, wet and dry, 10' intervals
                                  k.       Geologic Completion Report/Log
                                  l.       Drilling Completion Report
                 B.       PREVIOUS OPERATOR WELL DATA
                          ---------------------------
                          1.      AEO Dishet El Daba-1; TD 1473' (Miocene)
                                  a.       Logs
                                           (1)     Completion
                          2.      Socony Dishet El Daba-2; TD 1995' (Basement)
                                  a.       Logs
                                           (1)     Rt
                                           (2)     Completion
                                  b.       Paleo Report

                          3.      Socony Dishet El Daba-3; TD 3800' (Miocene)





Disclosure Schedule - EEL & Seagull  -9-

                                  a.       Logs
                                           (1)     Completion
                          4.      AEO Dishet El Daba-4; TD 3756' (Miocene)
                                  a.       Logs
                                           (1)     Lithology
                          5.      Socony Dishet El Daba-5; TD 3216' (Basement)
                                  a.       Logs
                                           (1)     Completion
                          6. Canadian Superior Dishet El Daba-1; TD 1326' (Miocene)
                                  a.       Logs
                                           (1)     Mud
                                           (2)     Lithology
                                  b.       Geological Completion Report
                                  c.       Drilling Completion Report
                          7. Canadian Superior Dishet El Daba-W1; TD 2855' (Basement)
                                  a.       Logs
                                           (1)     Rt/GR
                                           (2)     Sonic
                                           (3)     LDL/CNT
                                           (4)     Dip
                                           (5)     Mudlog
                                  b.       Seismic
                                           (1)     Checkshot Survey
                                  c.       Geologic Completion Log
                                  d.       Drilling Completion Report

                 C.       SEISMIC DATA

                          1. Regional 2-D Data: Films, Field Tapes, Stack Tapes, Observers' Notes, Surveyors Reports
                                  a. Esso 1990 (9008); Tensor Geophysical processing, vibroseis, 80 fold, stack and migration data
                                  b. Canadian Superior (CSH) 1977; G.S.I. vibroseis, 24 fold, stack data , 400 km (field and stack tapes and reports not available for all lines)
                          2.      Reprocessed 2-D Data:  Films, Stack Tapes
                                  a.       Tensor 1988; CSH data, stack and
                                           migration, 260 km
                                  b.       Exxon 1992-1995; Esso 9008 data,
                                           pre-stack time and depth migration
                                  c.       EPIC 1994; Esso 9008-115, stack and
                                           migration; 20 km
                                  d. Exxon 1994-1995; Esso 9008 data, pre-stack time and depth migration, 65 km
                                  e.       Exxon 1995; CSH data, stack and
                                           migration, 35 km
                          3. Occidental 1994 3-D Data: tape of final processed 3-D data, 20 square km. portion recorded on South Hurghada Block.
                          4. Seismic Location Data: digital positioning data, x-y coordinates for 2-D and 3-D data on South Hurghada Block





Disclosure Schedule - EEL & Seagull  -10-

                 D.       GRAVITY DATA
                          1.      Seisline; Esso 1990, 425 line km
                          2.      Seisline; Canadian Superior 1977
                          3.      Gravity survey; Canadian Superior, 1976
                          4.      Canadian Superior Bouguer Gravity Map,
                                  1:50000 (GX, consultant)
                 E.       MAGNETIC DATA
                          1.      1983 Aero Service Eastern Desert IB
                                  Aeromagnetic Survey; S. Hurghada Concession area coverage
                          2.      1977 CGG/Canadian Superior Hurghada
                                  Aeromagnetic Survey
                          3. Canadian Superior TI, RTP, Maps, 1:50000 (GX, consultant)
                 F.       GRAVITY/MAGNETIC DATA REPROCESSING/INTERPRETATION
                          1. Final Report Integrated Gravity/Magnetic Interpretation
                          2.      Digital Bouguer Gravity Data, Merged Surveys
                          3.      Digital Total Intensity Magnetic Data,
                                  Merged Surveys
                 G.       SURFACE GEOLOGY
                          1. Canadian Superior Reports/Sections/Maps, 1977 (V. Zay Smith, consultant)
                          2.      Esso Field Geologic Study
                                  a. Final Report - Surface Geology Field Study, September 1993
                                  b.       Revised Surface Geologic Map, 1:50000
                                  c.       Measured Sections (Miocene)
                          3.      LANDSAT Image and Interpretation
                          4.      Seeps Analysis
                                  a.       Geochemical
                 H.       REPORTS, MAPS, SECTIONS
                          1. Final Report: First Exploration Period G&G Work Program Results: 9 Volume Compilation, Including Seismic Acquisition and Processing Reports
                          2.      Second Exploration Period Seismic
                                  Reprocessing Report
                          3.      Pre-Location Reports/Montages
                                  a.       Abu Marwa Prospect
                                  b.       Far West Hurghada Prospect
                                  c.       Wadi el Sahl-2
                                  d.       South Hurghada Prospects and Leads
                                           Brochure
                          4.      Regional Cross-Sections
                                  a.       Regional Cross-Section Montage
                                  b.       N-S Stratigraphic Well Cross Section
                                           W. Hurghada-1 to E. Gebel Umm Are-1
                                  c.       Stratigraphic Correlation Panel, W.
                                           Hurghada-1 to Ras Abu Soma-1

                          5.      South Hurghada Concession Maps 1:50,000 Scale
                                  a.       Time Structure Lead Map, Near Top
                                           Taref





Disclosure Schedule - EEL & Seagull -11-

                                  b.       Time Structure Map, Near Top
                                           Cretaceous
                                  c.       Time Structure Map, Top Evaporite
                                           Sequence
                                  d.       Time Structure Map, Base Evaporite
                                           Sequence
                                  e.       Time Structure Map, Intra-Rudeis
                                  f.       Isochron Map Evaporite Sequence
                          6.      Wadi el Sahl Montages
                                  a.       Wadi el Sahl Field Montage
                                  b.       Seismic Montage, 2D/3D Dip Lines
                                  c.       Seismic Montage, 2D/3D Strike Lines

II.      Other Information
         A. Esso Egypt Limited's correspondence pertaining to the Concession with the Egyptian General Petroleum Company, party to the Concession
         B. Exploration Advisory Committee (EAC) Budgets, Work Programs, and Minutes pertaining to the Concession.





Disclosure Schedule - EEL & Seagull  -12-

                                  ATTACHMENT C

                               DEED OF ASSIGNMENT

         This Deed of Assignment is made and entered into on this ______day of ______1996 by and between Esso Egypt Limited, a corporation organized and existing under the laws of the Bahamas ("Esso") as Assignor, and ______________________, a corporation organized and existing under the laws of
____________________ ("______") as Assignee.

         WHEREAS, Esso has certain rights, privileges, duties, and obligations, under the Concession Agreement dated 27 July 1991 issued by Law No. 208 of 1991, (hereafter referred to as the "Concession Agreement") entered into by Esso, the Government of the Arab Republic of Egypt ("Government"), the Egyptian General Petroleum Corporation ("EGPC"), and in the area as described in Annex
(A) and outlined in Annex (B) of the above-mentioned Concession Agreement.

         WHEREAS, Esso wishes to assign all its rights, privileges and obligations in the Concession Agreement to __________________________.

         WHEREAS, _________________________ accepts such Assignment.

         WHEREAS, pursuant to Article XX of the aforementioned Concession Agreement, EGPC must review and approve the text of this Assignment.

         WHEREAS, such Assignment is subject to the approval of the Government of the Arab Republic of Egypt.

         NOW, THEREFORE, the Assignor and the Assignee agree as follows:

         1.      This Assignment is made in accordance with the provisions of
Article XX of the aforementioned Concession Agreement.

         2. Esso assigns all of its rights, interest, benefits, liabilities and obligations in the aforementioned Concession Agreement to
_____________________.

         3. This Assignment shall be binding upon, and inure to the benefit of the parties hereto, their successors and assigns.

         4. Esso states that it has duly fulfilled its obligations under the aforementioned Concession Agreement as of the date of this Assignment.

         5. ___________ hereby expressly states that it is bound by all the covenants contained in the aforementioned Concession Agreement and any modification or additions in writing that may have been made up to the date of this Assignment.





Disclosure Schedule - EEL & Seagull  -13-

         6. Esso and __________ state that the rights and privileges of both the Government and EGPC contained in the Concession Agreement subject of this Assignment shall not be prejudiced by the provisions of this Deed of Assignment.

         7. ____________ shall further be (through its office in the A.R.E.), the entity to which, from which and in whose name all notifications related to or in connection with the aforementioned Concession Agreement shall be made.

         8. This Assignment shall be effective as of the date of approval of the Minister of Petroleum thereof.

         IN WITNESS WHEREOF the Assignment's parties have fully executed this Deed of Assignment on this ___ day of July, 1996.


"Assignor"

ESSO EGYPT INC.


By:
   ----------------------------------------
Title:
      -------------------------------------


"Assignee"

- -------------------------------------------


By:
   ----------------------------------------
Title:
      -------------------------------------





Disclosure Schedule - EEL & Seagull -14-

         The aforementioned Deed of Assignment dated ____________________, 1996, between Esso Eqypt Limited and __________________________ of Concession Agreement covering the South Hurghada Area dated 27th July, 1991, and issued by Law No. 208 of 1991, is accepted and approved.


EGYPTIAN GENERAL PETROLEUM CORPORATION


By:
   ----------------------------------------
Title:
      -------------------------------------



ARAB REPUBLIC OF EGYPT GOVERNMENT


By:
   ----------------------------------------
Title:
      -------------------------------------





Disclosure Schedule - EEL & Seagull -15-

                                  ATTACHMENT D

                                  EOIC LETTER




Seagull Energy Corporation
1001 Fannin, Suite 1700
Houston,  Texas  77002-6794


Ladies and Gentlemen:

Exxon Overseas Investment Corporation, a Delaware Corporation, having its principal place of business at 25 Ferry Road, St. George's GE 01, Bermuda hereby irrevocably guarantees the performance by its subsidiary Esso Egypt Limited ("EEL") of its obligations under Article IX of the Purchase and Sale Agreement dated July 22, 1996 between EEL and Seagull Energy Corporation ("Agreement"), provided that the maximum aggregate amount payable hereunder shall in no event exceed U.S. $4.5 million. This guaranty shall terminate on the earlier of (1) the satisfaction or expiration of the aforesaid obligations or (2) the tenth anniversary of the date of the Agreement. This guaranty shall be governed by and construed in accordance with the laws of the State of New York.


                                       EXXON OVERSEAS INVESTMENT CORPORATION


                                       By:
                                          ---------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

                                  ATTACHMENT E

                          IRREVOCABLE LETTER OF CREDIT

                                   Issued By

                         The Chase Manhattan Bank, N.A.


Letter of Credit No. (____________)                      _________________, 1996


Esso Egypt Limited
233 Benmar
Houston, Texas  77060

Ladies and Gentlemen:

         1. The undersigned (the "Bank") hereby establishes, at the request and for the account of Seagull Energy Corporation (the "Company") and its indirect wholly owned subsidiary _________________________ (the "Company Subsidiary"), this Irrevocable Letter of Credit in the amount of U.S.$ (___________) (___________) (the "Total Credit"), effective immediately and expiring on December 20, 1996 (the "Expiry Date").

         2. The Bank irrevocably authorizes Esso Egypt Limited (the "Beneficiary") to draw on it under a draft in the form of Exhibit 1 in one drawing made in accordance with the terms and conditions hereinafter set forth, by the Beneficiary's demand delivered to the Bank at the address on the signature page hereof and upon satisfaction of the conditions set forth in Paragraph 3 below, the total amount of the Total Credit.

         3. The following conditions must be satisfied before the Beneficiary may draw on the Total Credit:

                 (a) all of the conditions of Paragraph 3 (other than clause (a)) of that certain Irrevocable Letter of Credit number (____) dated the date hereof and issued by the Bank in favor of Exxon Corporation have been satisfied;

                 (b) delivery to the Bank of a letter executed by the Beneficiary in the form of Exhibit 2; and

                 (c) delivery to the Bank of letter executed by the Beneficiary in the form of Exhibit 3.

                 4. Upon receipt by the Bank of the Beneficiary's demand and draft at the address herein specified and satisfaction of the conditions set forth in Paragraph 3 above, all in substantial compliance with the terms hereof, the Bank agrees promptly to honor the same in an amount equal to the Total Credit by direct payment as instructed by the Beneficiary. If such demand is received by the Bank on or prior to 10:00 a.m., Houston, Texas time, on a business day, payment shall be made to the Beneficiary directly by the Bank in the amount demanded in immediately available funds, not later than 3:00 p.m., Houston, Texas time, on the same business day. If such demand is received after 10:00 a.m., Houston, Texas time, such payment shall be made as aforesaid not later than 3:00 p.m., Houston, Texas time, on the next succeeding business day.

         5. The Bank shall retain the Deed of Assignment referred to in clause (b) - Exhibit 2 and the instruments referred to in clause (c) - Exhibit 3 of Paragraph 3 in escrow until the Beneficiary provides written notice that it has received the funds payable under this Letter of Credit. Upon receipt of such notice from the Beneficiary, the Bank will deliver the documents referred to in clause (b) - Exhibit 2 and clause (c) - Exhibit 3 of Paragraph 3 to the Company Subsidiary.

         6. Upon the earlier of (a) the Expiry Date and/or (b) payment of the Total Credit available hereunder, the payment obligation under this Letter of Credit shall expire and, if the Bank is not in default hereunder, the Beneficiary will promptly return this Letter of Credit to the Bank. Promptly after the Expiry Date, the Bank will deliver the documents referred to in clauses (b) and (c) of Paragraph 3 to the Beneficiary.

         7. The Bank's payment obligation hereunder shall remain valid notwithstanding any invalidity, illegality or unenforceability of the Purchase and Sale Agreement dated July 22, 1996, by and between the Beneficiary and the Company (the "Purchase and Sale Agreement") and payment shall be made hereunder irrespective or whether there is any dispute between the Purchaser and Seller in relation to the Purchase and Sale Agreement or the amounts due and payable thereunder.



                                          Very truly yours,

                                          THE CHASE MANHATTAN BANK, N.A.



                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------
                                          Address:
                                                  -----------------------------

                                          -------------------------------------

                                   EXHIBIT 1


The Chase Manhattan Bank, N.A.
[address]

                                              Re:  Letter of Credit No.  [_____]



The signatory below here demands from you the payment of $___________ (__________) under the Irrevocable Letter of Credit number [__________] date [_________], 1996 (attached hereto) and certifies that the conditions to drawing under said Irrevocable Letter of Credit have been satisfied.

                                   EXHIBIT 2


The Chase Manhattan Bank, N.A.
[address]

                                              Re:  Letter of Credit No.  [_____]



Esso Egypt Limited has delivered to The Chase Manhattan Bank N.A. (the "Bank"), to be held by the Bank in escrow, a duly and validly executed Deed of Assignment substantially in the form of Attachment C to the Purchase and Sale Agreement dated July 22, 1996 by and between Esso Egypt Limited and Seagull Energy Corporation assigning the Concession Agreement (as defined therein) to [name of Company Subsidiary].

                                   EXHIBIT 3


The Chase Manhattan Bank, N.A.
[address]

                                              Re:  Letter of Credit No.  [_____]



Esso Egypt Limited has delivered to The Chase Manhattan Bank N.A. (the "Bank"), to be held by the Bank in escrow, all instruments necessary to effectively transfer the Assets (as defined in the Purchase and Sale Agreement dated July 22, 1996 by and between Esso Egypt Limited and Seagull Energy Corporation) to [name of Company Subsidiary].

                      [SEAGULL ENERGY E&P INC. LETTERHEAD]

VIA COURIER



July 23, 1996


Mr. Barry L. Sauve'
Africa/Middle East Ventures Manager
Exxon Exploration Company
P.O. Box 4778
Houston, Texas 77210-4778



Dear Barry:

I have executed the Purchase and Sale Agreement between Esso Egypt Limited and Seagull Energy Corporation for the purchase by Seagull of certain of Esso Egypt Limited's assets with the understanding that it reflects all the changes that you, Joe Stiles and Jim Wilson have discussed and that there are no additions or deletions. Two copies are forwarded herewith.

We sincerely appreciate your and Joe Stiles cooperation during these negotiations.

Yours very truly,

SEAGULL ENERGY E&P INC.

/s/ T.P. MCCONN

T.P. McConn